Exhibit 5-1

                     Opinion of Spector Gadon & Rosen, P.C.
                  as to the legality of the shares registered.



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                    [SPECTOR GADON & ROSEN, P.C. LETTERHEAD]


                                  July 22, 1998


Republic First Bancorp, Inc.
1513 Walnut Street
Philadelphia, PA   19102

Gentlemen:

         We have acted as counsel to Republic First Bancorp, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on July 22, 1998. The Registration Statement relates to the sale of an aggregate of up to 900,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock").

         In connection therewith, we have examined and relied upon the original or copies of (i) the Amended and Restated Articles of Incorporation, as amended through the date hereof, and the By-laws of the Company; (ii) minutes and records of the corporate proceedings with respect to the issuance of the Shares of Common Stock described above; (iii) the Company's Amended and Restated Stock Option Plan and Restricted Stock Plan as amended (the "Stock Option Plan"); and
(iv) such other documents as we have deemed necessary as a basis for the opinion herewith set forth.

         In our examination of the foregoing documents, we have assumed (i) the due execution, by all relevant parties, and authorization of all agreements to which the Company or any of its subsidiaries is a party; (ii) the genuineness of all signatures; and (iii) the authenticity of all documents submitted to us as originals as well as the conformity to the originals of all documents submitted to us photostatic copies.

         As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without any independent verification of their accuracy.

         Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the aggregate of up to 900,000 Shares included in the Registration Statement and issuable upon exercise of options in accordance with the terms of the Stock Option Plan will, when issued, in accordance with the terms thereof, be legally issued, fully paid and non-assessable.

         We are members of the Bar of the commonwealth of Pennsylvania and do not express any opinion as to matters governed by laws other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

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         We hereby  consent to the  filing of this  opinion as an exhibit to the
Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                     Very truly yours,

                                    /s/ SPECTOR GADON & ROSEN, P.C.